SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): August 19, 2009
LEVI STRAUSS & CO.

(Exact name of registrant as specified in its charter)

DELAWARE	002-90139	94-0905160

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
1155 BATTERY STREET
SAN FRANCISCO, CALIFORNIA 94111

(Address of principal executive offices, including zip code)
(415) 501-6000

(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):
☐     Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Item 9.01 Financial Statements and Exhibits.
SIGNATURES
EXHIBIT INDEX
EX-10.1
EX-99.1

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On August 19, 2009, Jaime Cohen Szulc accepted an offer of employment as Senior Vice President and Chief Marketing Officer — Levi’s® of Levi Strauss & Co. (the “Company”), to be effective approximately August 31, 2009. Previously, Mr. Szulc, 46, was employed by the Eastman Kodak Company in a variety of roles starting in 1998, including Managing Director, Global Customer Operations and Chief Operating Officer for the Consumer Digital Group (2007 to March 2009); Chairman, Eastman Kodak S.A., General Manager of the Consumer Digital, Film and Photofinishing Groups, and Corporate Vice President, EAME Region (2005 to 2007); and General Manager, Consumer and Professional Imaging and Digital and Film Imaging Systems divisions, and Corporate Vice President, Americas Region (2003 to 2005). Mr. Szulc holds a degree in civil engineering from Escola Politecnica de Universidade de Sao Paulo, Brazil.
The employment arrangement with Mr. Szulc provides for an annual base salary of $575,000. Mr. Szulc is also eligible to participate in the Company’s Annual Incentive Program at a target participation rate of 65% of his base salary which would result in a 2009 target value of $373,750. He will also receive a one-time signing bonus of $150,000 which is subject to prorated repayment if his employment with the Company does not exceed twelve months under certain conditions.
Mr. Szulc will also participate in the Company’s 2009 Equity Incentive Plan and receive 43,000 Stock Appreciation Rights (“SAR”) in February 2010, which reflects one-half of a standard grant that has been prorated for 2009, and one and one-half of a standard grant for 2010. His SAR grant, which is subject to approval by the Board of Directors, will be under standard SAR terms and conditions. SAR units are granted with an exercise price equal to the fair market value of the covered shares on the date of grant as determined by the Board. 25% of each SAR grant vests 12 months from the date of grant with the remaining 75% balance vesting on the first day of each month at a rate of 75%/36 months (2.08% per month), subject to continued service. Upon exercise of the SAR, the Company will deliver to the recipient shares with a value equal to the product of the excess of the per share fair market value of the Company’s common stock on the exercise date over the exercise price, multiplied by the number of shares of common stock with respect to which the SAR is exercised. The Company will not receive any proceeds either from the issuance of the SAR or upon its exercise.
SAR units are granted under Section 4(2) of the Securities Act of 1993, as amended. Section 4(2) generally provides an exemption from registration for transactions by an issuer not involving any public offering.
Mr. Szulc will also receive healthcare, life insurance and long-term savings program benefits, as well as benefits under the Company’s various executive perquisite programs, with an annual value of approximately $19,374, including a cash allowance of $15,000 per year.
In addition, Mr. Szulc will be eligible for relocation benefits which includes six months of temporary living assistance, a one-time payment of $50,000 towards the purchase of a home and an additional $30,000 payment to cover home loan interest payments. He will also be reimbursed for the cost of up to 27 round trip airline tickets (equivalent to one trip per week for six months) between Miami Beach, Florida and San Francisco, California for his family and himself while they are still residing in Miami Beach. In addition, Mr. Szulc will be provided three Company-paid home leave trips (one trip per year for three years) to Brazil for his family and himself.
Mr. Szulc’s employment is at-will and may be terminated by the Company or by Mr. Szulc at any time.
There is no understanding or arrangement between Mr. Szulc and any other person or persons with respect to his employment as the Chief Marketing Officer — Levi’s® and there are no family relationships between Mr. Szulc and any director or other executive officer or person nominated or chosen by the Company to become a director or executive officer. There have been no transactions, nor are there any currently proposed transactions, to which the Company was or is to be a participant in which Mr. Szulc or any member of his immediate family had, or will have, a direct or indirect material interest.
A copy of Mr. Szulc’s employment letter is attached as Exhibit 10.1 hereto and the press release announcing his employment is attached as Exhibit 99.1 hereto.
Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description

10.1	Employment Offer Letter, dated August 19, 2009, between Levi Strauss & Co. and Jaime Cohen Szulc
99.1	Press release, dated August 25, 2009, announcing the employment of Jaime Cohen Szulc as Senior Vice President and Chief Marketing Officer — Levis®

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEVI STRAUSS & CO.
DATE: August 25, 2009	By:	/s/ Heidi L. Manes
		Name:	Heidi L. Manes
		Title:	Vice President and Controller

EXHIBIT INDEX

Exhibit Number	Description

10.1	Employment Offer Letter, dated August 19, 2009, between Levi Strauss & Co. and Jaime Cohen Szulc
99.1	Press release, dated August 25, 2009, announcing the employment of Jaime Cohen Szulc as Senior Vice President and Chief Marketing Officer — Levis®